Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON AMENDS DOMESTIC CREDIT FACILITIES

Extends Term Four Years and Increases Domestic Borrowing Capacity

ARDEN HILLS, Minn. — February 14, 2014—IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced it has amended its credit facilities with The PrivateBank and Trust Company.

Terms of the amendment include, among other things:

•	Extending the term loan and revolving loan maturity date to February 28, 2018, keeping the existing term loan amortization schedule in place;
•	Increasing the eligible borrowing capacity under the revolving line of credit facility;
•	Amending the applicable base rate margin, applicable LIBOR rate margin, applicable LOC fee and applicable non-use fee based on the then applicable leverage ratio; and
•	Amending the funded debt to EBITDA and fixed charge coverage financial covenants.

Said Mark S. Gorder, president and chief executive officer, "The extended terms and increased borrowing capacity of our amended credit facilities enhance IntriCon's financial flexibility and strengthen the company in both the short- and long-term. This amendment reinforces The PrivateBank’s commitment to our strategic plan and its belief in our ability to execute our growth initiatives successfully. We're using the facilities to fund anticipated working capital growth requirements."

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

IntriCon Corporation

February 14, 2014

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	matt.sullivan@padillacrt.com

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